Exhibit 99.CODE ETH

                                BEXIL CORPORATION
                                TUXIS CORPORATION
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS
                         Pursuant to Section 406 of the
                           Sarbanes-Oxley Act Of 2002


                  Bexil Corporation

                  Tuxis Corporation


I.   Covered Officers/Purpose of the Code

     The Code of Ethics (this "Code") of Bexil Corporation and Tuxis Corporation (collectively, the "Companies" and each, a "Company") applies to the Principal Executive Officer and Principal Financial Officer of each Company (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

     o compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

     Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his/her position with the Company.
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     Certain conflicts of interest arise out of the relationships between
Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

                                     * * * *

     Each Covered Officer must:

     o not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

     o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

     o report at least annually, affiliations or other relationships related to potential conflicts of interest set forth in the Company's Directors and Officers Questionnaire.

     There are some conflict of interest situations that should always be subject to advance approval by the Chief Compliance Officer if material. Examples of these include:

     o    service as a director on the board of any public or private company;

     o    the receipt of any nominal or non-nominal gifts in excess of $100;

     o the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, administrator or any affiliated person thereof;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. Disclosure and Compliance

     o Each Covered Officer should familiarize himself/herself with the disclosure requirements generally applicable to the Company;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Companies with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Companies file with, or submit to, the SEC and in other public communications made by the Companies; and

     o it is the responsibility of each Covered Officer to promote compliance with standards and restrictions imposed by applicable laws, rules and regulations.

IV.  Reporting and Accountability

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm to the Board that he/she has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he/she has complied with the requirements of the Code;

     o not retaliate against any other Covered Officer or any employee of the Companies or their affiliated persons for reports of potential violations that are made in good faith; and

     o notify the Chief Compliance Officer promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code

     The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Board of Directors ("Board").

     The Companies will follow these procedures in investigating and enforcing this Code:

     o the Chief Compliance Officer will take all appropriate action to investigate any potential violation reports to him/her.

     o if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

     o any matter that the Chief Compliance Officer believes is a violation will be reported to the Board;

     o if the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel; or a recommendation to dismiss the Covered Officer;

     o    the Board will be responsible for granting waivers, as appropriate;
          and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   Other Policies and Procedures

     This Code shall be the sole code of ethics adopted by the Companies for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Companies or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Companies' codes of ethics under Rule 17 j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  Amendments

     Any material changes to this Code must be approved by the Board of Directors, including a majority of independent directors, of each Company, no later than six months after adoption of such material change. Before approving any such amendment to this Code, the Board of Directors of each Company must receive a certification from the Companies that it has adopted procedures reasonably necessary to prevent Covered Officers from violating the Code.

VII. Confidentiality

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board.

VIII. Internal Use

     The Code is intended solely for the internal use by the Companies and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.



March 4, 2004